                                                                    EXHIBIT 2.12

                            HOTEL PURCHASE AGREEMENT



                                 BY AND BETWEEN


                     AMERICAN GENERAL HOSPITALITY OPERATING
                        PARTNERSHIP, L.P. OR ITS ASSIGNS
                                  as Purchaser



                                      and



                          FRENCH QUARTER SUITES, INC.
                                   as Seller

                               TABLE OF CONTENTS

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
ARTICLE 1   The Contract...................................................   1

ARTICLE 2   Hotel..........................................................   2

ARTICLE 3   Purchase Price.................................................   5
    3.1     Purchase Price.................................................   5
    3.2     [INTENTIONALLY OMITTED]........................................   5
    3.3     Earnest Money..................................................   6
    3.4     Simultaneous Acquisitions......................................   6

ARTICLE 4   Title Deliveries...............................................   6
    4.1     Title Commitment...............................................   6
    4.2     Survey.........................................................   7

ARTICLE 5   Hotel Documents, Inspecting and Objections.....................   7
    5.1     Inspections....................................................   7
    5.2     Hotel Documents................................................   8
    5.3     Purchaser's Review Period Termination Right....................  10
    5.4     Operational Licenses...........................................  10
    5.5     Procedure for Purchaser's Objections...........................  11
    5.6     Permitted Exceptions...........................................  11

ARTICLE 6   Confidentiality................................................  11
    6.1     Press Releases.................................................  11
    6.2     Confidentiality................................................  12

ARTICLE 7   Leases, FF&E Leases, and Service Contracts.....................  12
    7.1     Schedules......................................................  12

ARTICLE 8   Operation of Hotel.............................................  13
    8.1     Interim Operation..............................................  13
    8.2     Capital Program................................................  15
    8.3     Mechanics Liens................................................  15
    8.4     Notices of Violation...........................................  15
    8.5     Third Party Consents...........................................  16
    8.6     Estoppel Letters...............................................  16
    8.7     Management Agreement Termination...............................  16
    8.8     Hotel Employees................................................  16

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    8.9     Shadow Management..............................................  17
    8.10    Access to Records and Financial Information....................  17

ARTICLE 9   Representations and Covenants..................................  18
    9.1     Representations by Purchaser...................................  18
    9.2     Representations by Seller......................................  19
    9.3     Subsequent Developments........................................  21
    9.4     Limitation on Further Sales Efforts............................  22
    9.5     Seller's Indemnity.............................................  22
    9.6     Purchaser's Indemnity..........................................  22
    9.7     Liquor Licenses................................................  22

ARTICLE 10  Conditions Precedent to the Closing............................  23
    10.1    Seller's Obligations...........................................  23
    10.2    Seller's Representations, Warranties
              and Covenants................................................  23
    10.3    Transfer Subject Only to Permitted Exceptions..................  23
    10.4    Consent of Boards of Directors.................................  23
    10.5    Consent of First Mortgagee.....................................  23
    10.6    Simultaneous Closings..........................................  24

ARTICLE 11  Closing and Closing Documents..................................  24
    11.1    Closing........................................................  24
    11.2    Seller's Deliveries............................................  24
    11.3    Purchaser's Deliveries.........................................  26
    11.4    Prorations.....................................................  27
    11.5    Closing Costs..................................................  29
    11.6    Reconciliation and Final Payment...............................  30

ARTICLE 12  Casualty and Condemnation......................................  30
    12.1    Risk of Loss; Notice...........................................  30
    12.2    Purchaser's Termination Right..................................  30
    12.3    Procedure for Closing..........................................  31

ARTICLE 13  Default and Remedies...........................................  31
    13.1    Purchaser's Default............................................  31
    13.2    Seller's Default...............................................  32
    13.3    Materiality....................................................  32
    13.4    Cross-Default..................................................  32

ARTICLE 14  Brokers........................................................  33
    14.1    Identity of Brokers............................................  33


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    14.2    Indemnification by Seller......................................  33
    14.3    Indemnification by Purchaser...................................  33

ARTICLE 15  Intentionally Omitted..........................................  34

ARTICLE 16  Miscellaneous..................................................  34
    16.1    Notices........................................................  34
    16.2    Entire Agreement, Modifications and Waivers,
              Cumulative Remedies..........................................  35
    16.3    Exhibits.......................................................  35
    16.4    Successors and Assigns.........................................  35
    16.5    Article Headings...............................................  36
    16.6    Governing Law..................................................  36
    16.7    Time Periods...................................................  36
    16.8    Counterparts...................................................  36
    16.9    Survival.......................................................  36
    16.10   Further Acts...................................................  36
    16.11   Severability...................................................  36
    16.12   Attorneys' Fees................................................  37
    16.13   REIT Audits....................................................  37
    16.14   Tax-Deferred Exchange..........................................  37
    16.15   [INTENTIONALLY DELETED]........................................  37
    16.16   Covenant of French Quarter Holdings, Inc.......................  38

                                             FRENCH QUARTER SUITES



                            HOTEL PURCHASE AGREEMENT


     THIS HOTEL PURCHASE AGREEMENT (this "Agreement") is made as of this 31st day of December 1996 by and between FRENCH QUARTER SUITES, INC., a Georgia corporation, ("Seller"), and AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, together with its successors and assigns ("Purchaser").


                                   RECITALS:


     A. Seller is the owner of the Hotel (as hereinafter defined) known as the French Quarter Suites located in Atlanta, Georgia.

     B. Seller desires to sell the Hotel to Purchaser, and Purchaser desires to purchase the Hotel from Seller, on the terms and conditions hereinafter set forth.

     C. Contemporaneously with the execution of this Agreement, Purchaser is entering into other purchase agreements to acquire two (2) other hotels commonly know as the Sheraton Four Points Hotel Atlanta, located in Marietta, Georgia ("Sheraton Four Points"), and the Sheraton Key Largo Hotel, located in Key Largo, Florida ("Sheraton Key Largo"), respectively owned by SNA of Georgia, Inc. ("SNA") and SKL of Florida, Inc. ("SKL"), affiliates of Seller (the Sheraton Four Points and the Sheraton Key Largo are collectively referred to herein as the "Other Hotels").

                                   AGREEMENT:

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
                                  The Contract

     For and in consideration of the mutual benefits enjoyed by one another under this Agreement, Seller agrees to sell and convey the Hotel to Purchaser and Purchaser agrees to purchase and accept conveyance of the Hotel pursuant to the terms and conditions set forth in this Agreement.

                                   ARTICLE 2
                                     Hotel

     As used in this Agreement, the term "Hotel" shall mean and refer to the following:

          (a) The real property located at 2780 Whitley Road, Atlanta, Georgia, more particularly described on Exhibit A attached hereto, together with all
                               ---------
rights, alleys, streets, strips, gores waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto (collectively the "Land");

          (b) The 8 story, 155 suites and guest rooms hotel and all other buildings, structures, fixtures, parking areas, and other improvements presently affixed to the Land (collectively, the "Improvements");

          (c) All right, title and interest of Seller in all tangible personal property and fixtures (which are not part of the Improvements) of any kind attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing, as defined below), including, but not limited to, all furniture, fixtures, equipment, signs; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all copy machines, computers, software, facsimile machines and other office equipment; all elevators, escalators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment, all shelving and partitions, all ventilating equipment, and all incinerating and disposal equipment; all tennis, pool and health club and fitness equipment and furnishings; all vans, automobiles and other motor vehicles; all carpet, drapes, beds, furniture, televisions, telephones and other furnishings; and all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils (collectively, the "FF&E"). Seller agrees that between the date of December 5, 1996 and the Closing Date (as hereinafter defined), Seller will not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items, and provided that such discarded items are replaced with items equal or greater in value to the original value of such discarded items;

          (d) All right, title and interest of Seller in all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, guest services, restaurants, lounges, swimming pools, health clubs, and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and nonalcoholic) inventory, office supplies and stationery, advertising and promotional materials, towels, washcloths, linen and bedding, guest cleaning, paper and other supplies, napkins and tablecloths, upholstery material, carpets, rugs, furniture, engineers' supplies, paint and painters' supplies, employee uniforms, and pool, tennis court and other recreational area cleaning and maintenance supplies

(collectively, the "Supplies"). Seller agrees that between the date of December 5, 1996 and the Closing. Date, Seller will not cause or permit depletion of Supplies except in the ordinary course of business, but will cause the Supplies to be maintained in normal quantities considering the season and in accordance with Section 8.1(g) hereof. Purchaser agrees to credit Seller at Closing for Seller's cost of all unopened and unused Supplies constituting food and beverage inventory, and such unopened and unused food and beverage inventory shall not be considered included within the Purchase Price;

          (e) All right, title and interest of Seller in all leases, "trade-out" agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, concessionaires or other entities thereunder (collectively, the "Leases" and individually, the "Lease"). Purchaser shall assume in writing all Leases at Closing;

          (f) All prepaid rents and deposits held by Seller or its managing agent, including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements (collectively the "Deposits"); provided, however, that to the extent Purchaser does not receive the Deposits at Closing, Purchaser shall be entitled to a credit against the cash portion of the Purchase Price (as defined below) in an amount equal to the Deposits;

          (g) To the extent assignable in accordance with applicable law and agreement, any and all of Seller's right, title and interest in the following that relate to or affect, in any way, the design, construction, ownership, use, occupancy, leasing, maintenance, service, or operation of the Land, Improvements, Leases, Deposits, Supplies, or FF&E:

               (i) Contracts and agreements, such as operations-related service or maintenance contracts, restaurant consulting, utility contracts, contracts for the purchase of supplies, insurance contracts, airline agreements, corporate account agreements, travel agency agreements, telephone service agreements, cable service agreements and yellow pages or other advertising agreements (collectively, the "Service Contracts"). Purchaser shall execute a written assumption of all of the Service Contracts except any management agreement with Innovative Hospitality Management, Inc. ("IHM"). Purchaser shall bear the cost of any termination fees on any of the Service Contracts;

               (ii) Warranties, guaranties, indemnities, and claims for the benefit of Seller relating to the FF&E or the Improvements (collectively the "Warranties");

               (iii) Licenses (including without limitation liquor, beer, wine, bar and similar licenses and excluding the Franchise Agreement), permits (including without limitation occupational, health, swimming pool and elevator permits), utility reservations, certificates of occupancy, and similar documents issued by any federal, state, or municipal authority or by any private party so long as assignment can be made without material cost to Seller, but only to the extent assumed hereunder by Purchaser (collectively the "Licenses");

               (iv) Telephone numbers, Seller's interest in the name "French Quarter Suites" including, but not limited to, any rights pursuant to any registration of such name with state or local authorities or elsewhere, any agreement between Seller or Seller's predecessor-in-interest and any one or more third parties regarding use of such name, otherwise unprotected trade styles and other identifying material, and all variations thereof, together with all related goodwill (collectively, the "Tradenames").

               (v) Plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, environmental audits and other technical descriptions and reports to the extent in Seller's possession or control (collectively, the "Plans and Specs");

               (vi) Leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements, all of which shall be assumed by Purchaser at Closing (collectively, the FF&E Leases");

          (h) To the extent transferable, Seller's interest, if any, in the right to receive immediately on and after Closing water service, sanitary and storm sewer service, electrical service, gas service, and telephone service on and for the Land and Improvements in capacities that are adequate to operate the Improvements for the purposes for which they were intended, free and clear of all qualifications and encumbrances other than the obligation to pay the applicable utility or other company for utility consumption after Closing, including, but not limited to, the right to (i) present use of wastewater, drainage, water and other existing utility facilities for the Land or Improvements, (ii) all reservations of or commitments covering any such use, and (iii) all deposits held by any such utility suppliers (the "Utility Deposits"; all of the foregoing are referred to in this Agreement collectively as the "Utility Reservations");

          (i) All rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, (iv) any leases of adjacent land of facilities used in connection with the operation of the Hotel, and (v) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent or contiguous to or adjoining the Land (collectively, the "Appurtenances");

          (j) Copies and/or originals (to extent available from Seller's existing files) of all books and records, promotional material, tenant data, marketing and leasing material and forms, market studies, keys, and other materials of any kind owned by Seller and in Seller's possession or control, or to which Seller has access or may obtain and has the right to convey and deliver which are or may be used in Seller's ownership or use of the Land, the Improvements or the FF&E, whether any of the foregoing are in hard copy form or in computerized data storage form (collectively, the "Records"); provided, however, that the original of any such material which constitutes a part of Seller's consolidated or continuing business or financial records may be retained by Seller; and

          (k) Seller's active guest ledger and cash drawers and house accounts as of 2:00 A.M. on the Closing Date (the "Cash and Equivalents").

Provided, however, that the items listed on Exhibit B hereto (the "Excluded
                                            ---------
Assets") shall not be considered part of the Hotel in that they will not be transferred to Purchaser at Closing and are hereby excluded from the definition of Hotel.

The Hotel shall be conveyed, assigned, and transferred to Purchaser at Closing free and clear (a "Free and Clear Conveyance") of all mortgages, debts, liens, encumbrances, except (i) for a certain Deed to Secure Debt and Security Agreement (the "First Mortgage") held by State Street Bank and Trust Company ("State Street Bank"), as Trustee for J.P. Morgan Commercial Mortgage Finance Corporation, and the FUNB Loan Documents as hereinafter defined, and (ii) as specifically provided in writing by Purchaser and as otherwise provided herein.

                                   ARTICLE 3
                                 Purchase Price

     3.1  Purchase Price.  The total price (the "Purchase Price") for which
          --------------
Seller agrees to sell and convey the Hotel to Purchaser, and which Purchaser agrees to pay or deliver to Seller, subject to the terms of this Agreement, and adjustments as provided herein, is the sum of Eighteen Million Seventy-Five Thousand Dollars ($18,075,000), subject to adjustments as herein provided, in immediately available funds payable to Seller at the Closing. Seller and Purchaser acknowledge that a portion of the Purchase Price will be paid by Purchaser's assumption of the First Mortgage, such portion being equal to the outstanding principal of that certain promissory note (the "First Note") secured by the First Mortgage as of the Closing Date as documented by a written statement from State Street Bank obtained by Seller on or before the Closing Date.

     3.2  [INTENTIONALLY OMITTED]

     3.3  Earnest Money.  For the purpose of securing the performance of
          -------------
Purchaser under the terms and provisions of this Agreement and the purchase agreements for the Other Hotels and as a condition precedent to Seller's obligations hereunder and thereunder, Purchaser shall post for deposit with First American Title Insurance Company ("First American"), within three (3) business days after the execution and delivery of this Agreement, an unconditional, irrevocable letter of credit (the "Letter of Credit") in the amount of $1,000,000 (the "Earnest Money") drawn on Bank One, Texas, N.A. in a form reasonably acceptable to Seller. The Letter of Credit shall have an expiration date of not earlier than April 30, 1997 and shall name Seller as the beneficiary. First American shall act as escrow agent, and shall hold the Letter of Credit in escrow pursuant to the terms of an escrow agreement (the "Escrow Agreement") executed contemporaneously herewith. If the Closing Date is adjourned for any reason and the expiration date of the Letter of Credit is prior to the adjourned Closing Date, Purchaser shall, prior to the expiration date of the Letter of Credit, deliver to First American an extension of the Letter of Credit to a date which is not less than thirty (30) days past the adjourned Closing Date. If the transactions contemplated by this Agreement are not consummated in accordance with the terms hereof, the Letter of Credit shall be disbursed pursuant to the terms of the Escrow Agreement. If the transactions contemplated by this Agreement are consummated in accordance with the terms hereof, the Letter of Credit shall be returned to Purchaser at the Closing.

     3.4  Simultaneous Acquisitions.  It is the parties' intention to close on
          -------------------------
the acquisition of this Hotel simultaneously with the closing on the Other Hotels pursuant to separate purchase agreements which are being entered into between Purchaser and affiliates of Seller contemporaneously with the execution of this Agreement. Unless Purchaser notifies Seller in writing prior to the expiration of the Review Period, Purchaser shall be deemed to have elected and agreed to acquire the Hotels (i.e., the Hotel and the Other Hotels) in a simultaneous transaction and shall be obligated to do so. The Purchase Price set forth above is predicated on the simultaneous acquisition by Purchaser (or its assignee or designee) of all three (3) hotels. If Purchaser notifies Seller prior to the expiration of the Review Period that it elects to acquire the Hotel, but less than all three (3) of the Hotels (i.e., the Hotel and the Other Hotels), the Purchase Price for this Hotel shall be increased to Nineteen Million Five Hundred Seventy-Five Thousand Dollars ($19,575,000). As used in this Agreement, the term "Purchase Price" shall refer to the amount set forth in
Section 3.1 or the amount set forth in this Section 3.4, whichever is applicable.

                                   ARTICLE 4
                                Title Deliveries

     4.1  Title Commitment.  On or before December 20, 1996, Seller shall
          ----------------
procure and deliver to Purchaser, at Seller's sole cost and expense therefor, the following:

          (a) A Commitment for Title Insurance (the "Title Commitment") issued by First American, through Callaway Title and Escrow Services (the "Title Company") on the most recent form of ALTA owner's policy, covering the Land and Improvements, in the full amount of the Purchase Price allocable to the Land and the Improvements, setting forth the current status of the title to the Land and Improvements, pursuant to which the Title Company agrees, subject to satisfaction of the requirements of the Title Commitment, to issue to Purchaser at Closing an Owner Policy of Title Insurance (the "Title Policy") on the most recent form of ALTA owner's policy.

          (b) Copies of all documents and instruments (as recorded, where applicable) (the "Supporting Documents") provided by the Title Company and referred to or identified in the Title Commitment, including, but not limited to, all deeds and other conveyance documents evidencing transfer of title into Seller.

     4.2  Survey.  Prior to the execution of this Agreement, Seller has provided
          ------
to Purchaser its most recent "as built" survey (the "Survey") of the Land and Improvements. Purchaser, at Purchaser's sole cost and expense, shall be responsible for obtaining an updated survey from this or any other surveyor (the "New Survey"). If the New Survey contains a different legal description than the one described on Exhibit A attached to this Agreement, Seller shall, at
                     ---------
Closing, in addition to the Seller's Deed set out in Section 11.2(a), execute in favor of Purchaser a quitclaim deed which shall convey any interest of Seller in the Land using the New Survey legal description. In addition, such description shall be used in the Title Policy.

                                   ARTICLE 5
                   Hotel Documents, Inspecting and Objections

     5.1  Inspections.  Seller shall give Purchaser and Purchaser's agents and
          -----------
representatives reasonable access to the Hotel during normal business hours prior to Closing and the right to physically inspect the Hotel, to conduct soil tests, environmental tests and inspections, and other tests and inspections (so long as such tests and inspections do not unreasonably interfere with the use and occupancy of the Hotel by Seller, by guests or patrons of the Hotel, or by tenants) and to examine any books, records and other financial information pertaining to the Hotel located at the Hotel. The costs and expenses of Purchaser's investigation shall be borne solely by Purchaser. In the event that the transaction contemplated by this Agreement does not close for any reason other than Seller's default, Purchaser shall have the obligation to repair any damage caused by Purchaser's inspections and tests to the condition prior to Purchaser's entry, which obligation shall survive any termination of this Agreement. The terms of this Agreement and all information furnished by Seller to Purchaser in accordance with the provisions of this Agreement or obtained by Purchaser in the course of its investigations shall be treated as confidential information by Purchaser, subject to the provisions of Article 6 below. All visits to the Hotel shall be pre-arranged with Mr. Charles Bud Pyles (telephone number 305-852-5553 or 770-980-1900) or Mr. Raanan Ronnie Ben-Zur (telephone number 011-972-3-535-0447) ("Seller's Representatives"). Purchaser's agents and representatives shall refrain from discussing their due diligence with any Hotel employees other than those approved by "Seller's Representatives" and, with respect to those Hotel employees whom Purchaser is expressly authorized to discuss the due diligence, Purchaser shall limit those discussions to inquiries concerning the Hotel, and Purchaser shall not discuss the reason for its inquiries. Purchaser shall and does hereby agree to indemnify, hold harmless and defend Seller, its agents, officers, directors, and employees from and against any and all out-of-pocket loss, damage, expense (including attorneys' fees and court costs), claim, demand and the like arising in connection with the access and/or inspection rights granted herein by Seller for the benefit of Purchaser.

     5.2  Hotel Documents.
          ---------------

          (a) As soon as practicable but in no event later than December 20, 1996, Seller, at Seller's sole cost and expense, will deliver to Purchaser true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

               (i)  All Licenses;

               (ii) All Service Contracts and a schedule of such Service Contracts (the "Schedule of Service Contracts");

               (iii) All Leases (other than guest or room booking and reservation contracts), a schedule of such Leases (the "Schedule of Leases") and all agreements for real estate commissions, brokerage fees, finder's fees or other compensation payable by Seller in connection therewith which would be binding on Purchaser after Closing;

               (iv) A list of all current Hotel employees and their salaries or wages and a general description of the employment benefits available to the employees as a group, and copies of all employment agreements and/or union contracts, if any;

               (v) The Franchise Agreement and a current deficiency report and the two most recent inspection reports of the franchiser of the Hotel;

          (b) As soon as practicable but in no event later than December 27, 1996, Seller, at Seller's sole cost and expense, will deliver to Purchaser true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

               (i) All Warranties relating to the Hotel or any part thereof which are still in effect;

               (ii) To the extent in Seller's possession and without any requirement to compile any new statements, financial statements, balance sheets, income statements, general ledgers (provided, however, that Seller shall not be required to deliver copies of general ledgers to Purchaser but Seller shall allow Purchaser and Purchaser's representatives reasonable access to on-site copies of such general ledgers), budgets and Federal and State income tax returns for the Hotel, for the current year to date and each of the five
     (5) years prior to the year of this Agreement (the "Financial Statements"), including the itemization of A. annual insurance premiums for each such year for fire, extended coverage, workers' compensation, vandalism and malicious mischief, general liability, business interruption, rents and other forms of insurance shown thereon; B. expenses incurred for water, electricity, natural gas, sewer and other utility charges; C. total rents and revenues collected from tenants and from hotel guests and other patrons of the Hotel; D. management fees; E. maintenance, repairs and other expenses relating to the management and operation of the Hotel; F. historical occupancy statistics for the Hotel; and G. all capital expenditures made during the aforementioned periods;

               (iii) All of the most recent real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Land and Improvements;

               (iv) To the extent available to Seller in its existing files, all engineering and architectural plans, drawings and specifications relating to the Hotel, as well as copies of any environmental reports, boundary surveys, engineering reports and subsurface studies affecting the Hotel.
     If the Hotel is purchased by Purchaser, all such documents and information shall, subject to the terms of any agreements with the professionals who rendered said reports, thereupon be and become the property of Purchaser without payment of any additional consideration therefor; provided, however, in the event that the Closing does not actually occur, Purchaser shall return such information to Seller;

               (v) A rent roll including for each Lease A. the name of the tenant; B. the suite; C. the base rental rate; D. the amount of prepaid rent; E. the amount of each security deposit; F. the applicable percentage rental rate, if any, and the means of calculation thereof; G. the date of the Lease; and H. the expiration date of the Lease;

               (vi) To the extent in Seller's possession or control, all written notices received from governmental authorities in connection with the Hotel;

               (vii) All FF&E Leases and a schedule of such FF&E Leases (the "Schedule of FF&E Leases");

               (viii) A schedule of the Deposits and the Utility Reservations (the "Schedule of Deposits and Utility Reservations");

               (ix) Copies of the existing insurance policies covering the Hotel;

               (x) An unaudited balance sheet (the "Balance Sheet") of the Hotel as of November 30, 1996 (the "Balance Sheet Date"), listing all liabilities, accounts payable and accounts receivable of the Hotel as of such date. The Balance Sheet will be prepared and certified by management to be A. in accordance with the books and records of the Hotel, and B. to fairly present the financial condition of the Hotel at the Balance Sheet Date;

               (xi) A schedule of any litigation, arbitration or administrative proceedings pending or material threatened (in writing) with respect to the Hotel; and

               (xii) To the extent available from Seller's existing files, such other documents or information as may be reasonably requested by Purchaser no later than ten (10) days after Seller's receipt of a written request therefor.

Seller shall promptly notify Purchaser in writing upon one of Seller's Representatives learning of any material inaccuracy, misstatement or omission in any of the information furnished to Purchaser and shall supply Purchaser with updated information or schedules, as required.

     5.3  Purchaser's Review Period Termination Right.  Purchaser shall have
          -------------------------------------------
until 5:00 P.M. Eastern Time on January 24, 1997 (the "Review Period"), to evaluate the Hotel and the matters reflected in Sections 4.1, 4.2, 4.3, 5.1, 5.2, 5.4 and 9.7 and to obtain the approval of the boards of directors of Purchaser and American General Hospitality Corporation (the "REIT") to the terms and conditions of, and the transactions contemplated by, this Agreement. In the event Purchaser shall determine, in Purchaser's sole discretion, that the results of the inspection and review are unsatisfactory, or either of the Purchaser or the REIT are unable to obtain the requisite approval of their respective board of directors, or for any other reason whatsoever, Purchaser shall have the right to terminate this Agreement upon written notice to Seller delivered at any time on or before the expiration of the Review Period. Upon the proper termination of this Agreement by Purchaser, the Letter of Credit shall be returned to Purchaser and thereafter neither party shall have any further obligation or liability to the other under this Agreement, except with respect to those provisions which expressly provide for the survival of such termination and for the obligation to pay the cost of repairs, if any, set forth in Section 5.1 and the return of all of the materials delivered by Seller to Purchaser under this Agreement. If Purchaser fails to notify Seller of its election to terminate this Agreement on or before the expiration of the Review Period, then the Earnest Money shall be non-refundable to Purchaser, except to the extent otherwise provided in this Agreement.

     5.4  Operational Licenses.  During the Review Period Purchaser shall have
          --------------------
obtained, or determined that it will be able to obtain, all permits, licenses, approvals and other authorizations necessary or desirable to operate the Hotel and all restaurants. bars and lounges presently located in the Hotel, including, without limitation, the Liquor Licenses (hereinafter defined in accordance with Section 9.7 hereof. To that end, Sellers and

Purchaser shall cooperate with each other, and each shall execute such transfer forms, license applications and other documents as may be necessary or customary for Purchaser or its designees to obtain such permits, licenses, approvals and other authorizations.

     5.5  Procedure for Purchaser's Objections.  At any time during the Review
          ------------------------------------
Period Purchaser may notify Seller in writing (an "Objection Notice") of any objections Purchaser may have with respect to the Hotel or to any matters reflected in or concerning the Title Commitment, the Supporting Documents, the Survey, the UCC Searches, any of the other documents or items delivered by Seller to Purchaser, or to the results of the inspections, tests, and studies under Section 5.1 and any other tests or inspections of the Hotel made by Purchaser, or to any Service Contracts, Leases, FF&E Leases, or Licenses or any other matters pursuant to Sections 4.1, 4.2, 4.3, 5.1, 5.2, 5.4 and 9.7. If Purchaser shall so notify Seller of any objections, Seller may elect to cure any or all such objections by giving Purchaser notice of its intent to cure, whereupon Seller shall be obligated to cure or remove the objections identified in its notice on or before the Closing Date. In no event shall Seller be obligated to cure any objections of Purchaser, except that Seller shall be obligated to remove any existing mortgages, other than the First Mortgage, and other monetary liens encumbering the Hotel not caused or created by Purchaser, as well as any other encumbrances created by Seller after the date hereof. In the event Purchaser has not elected to terminate this Agreement pursuant to
Section 5.3, any condition, circumstance, document or other materials whatsoever concerning the Hotel which is not expressly addressed by Purchaser in an Objection Notice prior to the expiration of the Review Period shall be deemed accepted by Purchaser for all purposes hereunder, and further shall be deemed Permitted Exceptions notwithstanding anything contained herein to the contrary. By Closing, Seller shall, at Seller's expense, cancel any and all management agreements with respect to the operations of the Hotel.

     5.6  Permitted Exceptions.  Any title exceptions, test items, or deliveries
          --------------------
or other items to which the Purchaser does not object in accordance with Section
5.5 shall be deemed "Permitted Exceptions", and, in addition, any title exceptions, test items, or deliveries to which Purchaser objects that are not cured and any other conditions permissible hereunder shall, upon consummation of the Closing, be thereafter deemed and hereinafter referred to as "Permitted Exceptions".

                                   ARTICLE 6
                                Confidentiality

     6.1  Press Releases.  Prior to the end of the Review Period, either Seller
          --------------
or Purchaser or their respective Affiliates may refer to this Agreement and the transactions contemplated hereby in any filing pursuant to securities laws or stock exchange listing obligations or as required by law or advised by counsel to be in accordance with law. After the end of the Review Period, either Seller or Purchaser or their respective Affiliates may issue press releases, and may refer to this Agreement and the transactions contemplated hereby in any filing pursuant to securities laws or stock exchange listing obligations or as required by law or advised by counsel to be in accordance with law, provided that, with respect to any press release, (i) Purchaser and Seller have each provided the other with an opportunity to review and comment upon such release, although any changes to such release suggested by the other party shall be made in the sole discretion of the party submitting it for review. Purchaser and Seller can disclose this Agreement to their respective advisors, consultants and executive employees to the extent necessary in order to expedite their obligations hereunder. As used in this Agreement "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended, and/or applicable Israeli securities laws, and, when used in connection with Seller or Purchaser shall include each officer, director, and partner thereof.

     6.2  Confidentiality.  Except to the extent otherwise provided herein,
          ---------------
required by law or advised by counsel to be in accordance with law, or expressly addressed by Section 6.1, until the consummation of the transactions contemplated by this Agreement, the parties hereto shall hold, and shall cause each of their respective Affiliates to hold, all information and documents obtained in connection with the transactions contemplated hereby confidential including, any oral and written information concerning the Seller and the Hotel received from the Seller or from a third party at the direction of the Seller (collectively the "Due Diligence Material"). The Due Diligence Material shall not be disclosed, discussed or made known without the prior written consent of the Seller, except to the Purchaser's or the Purchaser's board of directors', Purchaser's lender and its counsel, any hotel franchisors with whom Purchaser is negotiating a franchise license agreement, any marketing company employed to do feasibility studies, or any investment banking, accounting or legal advisers, or any environmental or engineering consultants with whom Purchaser desires to consult in connection with the proposed transaction. If the purchase and sale contemplated hereby are not consummated for any reason whatever, each party hereto shall, as soon as practicable but no later than fifteen (15) days after the Closing Date, return all such information and documents (and any copies thereof in such party's possession) to such other party hereto.


                                   ARTICLE 7
                   Leases, FF&E Leases, and Service Contracts

     7.1  Schedules.  Subject to Section 9.3, Seller hereby warrants,
          ---------
represents, and certifies unto Purchaser that (i) the Schedule of Service Contracts, Schedule of FF&E Leases, Schedule of Leases, and Schedule of Deposits and Utility Reservations, when delivered on or before either December 20, 1996 or December 27, 1996 as provided in Sections 5.2(a) and 5.2(b), will be a true, correct and complete list of all Service Contracts, all FF&E Leases, all Leases (other than guest or room booking and reservation contracts), and all Deposits, Utility Deposits and Utility Reservations in effect at that time, (ii) the copies of the Service Contracts, FF&E Leases, and Leases, when delivered to Purchaser, will be true, complete and correct copies of such Service Contracts, FF&E Leases, and Leases (including, without limitation, all amendments, modifications, renewals, and extensions thereof), (iii) there are and will be no written or oral agreements of the nature of the Service Contracts or the FF&E Leases binding on the Hotel or on Purchaser after Closing, other than the Service Contracts, the FF&E Leases, and the Leases assumed hereunder by Purchaser, (iv) there are and will be no other written or oral agreements for the use or occupancy of the Hotel binding on the Hotel or on Purchaser after Closing with any tenants, licensees, franchisees, concessionaires or other persons or entities (collectively, "Tenants", and individually, "Tenant") or any guarantors of the Tenants' obligations (collectively "Guarantors", and individually, "Guarantor") other than those disclosed by Seller or permitted under Section 8.1(e) of this Agreement, (v) the Service Contracts, FF&E Leases, and Leases are in full force and effect and, to Seller's knowledge, no material default exists thereunder and no condition exists that, with the giving of notice or passage of time, or both, would constitute a default, and (vi) no Tenant has made any claim of any right of offset. The term "Tenant" shall refer only to tenants under Leases only and not guests of the Hotel. It shall not be deemed a violation of this Section 7.1 if there exists a Service Contract which is not disclosed on the Schedule of Service Contracts provided such Service Contract calls for monthly payments of not more than $1,000 and termination upon forty-five (45) days.

                                   ARTICLE 8
                               Operation of Hotel

     8.1  Interim Operation.  Seller hereby covenants and agrees that between
          -----------------
the date of this Agreement and the Closing, Seller shall:

          (a) Operate, manage, and maintain the Hotel consistent with Seller's prior practice and as a reasonable and prudent operator of like-kind hotels in the same competitive market would operate, manage, and maintain the Hotel, including, without limitation, (i) using reasonable efforts to keep available the services of its present employees at the Improvements and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel facilities on terms not less favorable than the terms typically arranged by Seller for the relevant season as of the date of this Agreement in accordance with Seller's prior practice, (iii) maintaining the current level of advertising and other promotional activities for Hotel facilities, (iv) maintaining its books of accounts and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, and (v) remaining in substantial compliance with the Franchise Agreement;

          (b) Not commit waste of any portion of the Hotel;

          (c) Keep and maintain the Hotel in a state of repair and condition consistent with the requirements of clause (a) above;

          (d) Keep, observe, and perform all its obligations under the Leases, the FF&E Leases, the Service Contracts, the Licenses in a manner consistent with prior practices (in particular, the license agreement between Seller and Franchisor (as hereinafter defined) for the Hotel), and all other applicable and material contractual arrangements relating to the Hotel;

          (e) If Purchaser does not terminate this Agreement prior to expiration of the Review Period, thereafter Seller shall not enter into any new agreements of the nature of the Service Contracts, FF&E Leases, or Leases or any material amendments, modifications, renewals or extensions of any existing Service Contracts, FF&E Leases, or Leases without Purchaser's prior written consent, except that Seller shall not be required to obtain Purchaser's consent to any new agreement or any renewal or extension of existing agreements which may be terminated on not more than forty-five (45) days' prior notice without cost or expense. Prior to the expiration of the Review Period, Seller may enter into new arms-length agreements of the nature of the Service Contracts, or any amendments, modifications, renewals or extensions thereof in the ordinary course of business without Purchaser's consent provided that Seller shall provide Purchaser with a copy of any such instrument promptly after execution and further provided that any such agreement may be terminated upon not more than forty-five (45) days' prior notice without cost or expense;

          (f) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding and replacing, where needed or appropriate, worn items, and timely make all repairs, maintenance, and replacements to keep the Hotel and all FF&E in good operating condition;

          (g) Keep Supplies adequately stocked, consistent with Seller's current business practice, as if the sale of the Hotel hereunder were not to occur;

          (h) Not grant any bonus, free rent, rebate or other concession to any present or future Tenant, without Purchaser's prior written consent;

          (i) Advise Purchaser promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted, or threatened (in writing) after the date of this Agreement, or if Seller's Representatives learn that any representation or warranty contained in this Agreement has become materially misleading or false;

          (j) Not intentionally take, or omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Agreement;

          (k) Comply in all material respects with all federal, state, and municipal laws, ordinances, regulations, and orders relating to the Hotel other than the Americans with Disabilities Act of 1990, as amended ("ADA"), it being acknowledged by Purchaser that

Seller is unaware of any violation thereof and that Seller shall have no obligation to Purchaser to do anything further in connection therewith;

          (l) Not sell or assign or enter into any agreement to sell or assign, or to create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Hotel or any portion thereof;

          (m) Not allow any material License or other right currently in existence which is significant to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated without Purchaser's prior written consent unless such License shall be renewed or re-obtained in the ordinary course of business;

          (n) Not cancel any existing booking contracts for the use of Hotel facilities or new booking contracts obtained by Seller after the date of this Agreement except as may be consistent with prior practices, and continue to book contracts and reservations consistent with prior practices;

          (o) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof on or before the date on which the payment thereof is delinquent; and

          (p) Not voluntarily alter the existing insurance coverage for the Hotel.

     8.2  Capital Program.  Seller hereby covenants and agrees that it will
          ---------------
complete, prior to the Closing Date, all of the work described in Exhibit C
                                                                  ---------
hereto (the "Capital Program") at Seller's sole cost and expense, subject to receipt of applicable permits which Seller shall use best efforts to obtain.

     8.3  Mechanics Liens.  Seller hereby represents, warrants, and covenants
          ---------------
that all work required to be done prior to the Closing Date under the Capital Program described above or the terms of any Lease or License has been or will be performed and fully paid for by Seller prior to or contemporaneously with the Closing in accordance with the Capital Program, and all mechanics' and materialmen's liens arising from any labor or material furnished prior to the Closing Date at the instance of Seller will be discharged or bonded so as to be omitted from Purchaser's Title Policy.

     8.4  Notices of Violation.  Seller hereby covenants and agrees that all
          --------------------
written notices of violation of federal, state or municipal laws, ordinances, orders, regulations or requirements ("Notices of Violation") issued, filed, or served by any governmental agency having jurisdiction over the Hotel against or affecting the Hotel on or before the Closing Date of which Seller has actual knowledge shall be promptly disclosed to Purchaser.

     8.5  Third Party Consents.  Prior to the Closing Date, Seller and Purchaser
          --------------------
shall each, at its own expense, use its best efforts and cooperate in good faith with the other to obtain the written consent of State Street Bank (the "State Street Bank Consent"), as Trustee under that certain Pooling and Servicing Agreement, dated as of January 1, 1996, for J.P. Morgan Commercial Mortgage Finance Corporation Mortgage Pass Through Certificates, Series 1996 - C2 by and through the primary loan servicer, First Union Mortgage Corporation ("FUNB"), to the assignment by Seller and the assumption by Purchaser's designee of the First Mortgage and all other loan documents executed in connection with the existing financing secured by, among other things, the Hotel (collectively, the "FUNB Loan Documents"). Notwithstanding anything to the contrary contained herein, the failure to obtain the State Street Bank Consent prior to the Closing Date shall not be deemed to be a default hereunder by Seller or Purchaser.

     8.6  Estoppel Letters.  Seller shall employ reasonable good faith efforts
          ----------------
to obtain from each Tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms within the Hotel), and to deliver to Purchaser not less than five (5) days before the expiration of the Review Period, an estoppel letter substantially in the form attached to this Agreement as Exhibit D. In the event that Seller is unable to obtain an
             ---------
estoppel letter from any such Tenant by said date, Seller, shall deliver to Purchaser a certificate in which Seller certifies, to the best of Seller's actual knowledge, the information required by the form of estoppel letter attached to the Agreement as Exhibit D.
                             ---------

     8.7  Management Agreement Termination.  Seller hereby covenants to
          --------------------------------
Purchaser that Seller shall terminate any agreement with Seller's existing managing agent, and that as of the Closing Date there will be no management agreement or other contract with respect to the management of the Hotel in effect at the Hotel.

     8.8  Hotel Employees.  Seller represents, warrants and covenants to
          ---------------
Purchaser that Purchaser will in no way be liable for any employees, or for any employment agreements or union contracts with respect to employees, working at or for the Hotel prior to the Closing Date and during Seller's period of ownership of the Hotel (the "Hotel Employees"). In particular, neither Seller nor Seller's managing agent will, between the date hereof and the date of Closing, enter into any new written employment or union contracts or similar agreements with respect to any employee of the Hotel that will be binding on the Purchaser on or after the Closing. Purchaser will not be obligated to pay any amount to any Hotel Employees except upon their rehiring by Purchaser or an agent or tenant of Purchaser. Purchaser shall not have any liability under any pension or profit sharing plan that Seller or Seller's managing agent or any other party (other than Purchaser's own plans or that of its agents or tenants) may have established with respect to the Hotel or the Hotel Employees. Seller shall be and remain liable for all accrued salaries, wages, bonuses, profit-sharing, and other compensation, vacation, sick leave, worker's compensation, and welfare benefits, deferred compensation, savings pension, profit sharing, 401K, and retirement plan, and insurance and other benefits through the day preceding the Closing Date of all Hotel Employees, whether or not employed by Purchaser, and for all liabilities of whatever kind with respect to all Hotel Employees who are not employed by Purchaser. Seller hereby indemnities, defends and saves harmless Purchaser with respect to the foregoing. Seller shall terminate or cause its managing agent to terminate the Hotel Employees effective as of 11:59 p.m. on the day before the Closing Date (it being understood that if for any reason the Closing does not occur, such termination shall be deemed to be rescinded ab initio) and shall pay to such
                                            ---------
employees all amounts owed to such employees including amounts owed on account of vested accrued and unpaid benefits including vested vacation pay and vested sick leave. Purchaser shall cause all of those Hotel Employees it desires to hire to be immediately rehired effective as of 12:01 a.m. on the Closing Date (it being understood that if for any reason the Closing does not occur, such rehiring shall be deemed void ab initio) upon such terms as Purchaser (or such
                              -- ------
other person or entity who may be responsible for the rehiring) may elect. Notwithstanding anything stated herein to the contrary, Purchaser shall endeavor to rehire a sufficient number of Hotel Employees so as to avoid a violation of, or cause the applicability of, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S) 2101 et seq. (the "WARN Act"), and Purchaser hereby
                        -- ----
indemnifies, defends and saves harmless Seller for all costs and expenses (including attorneys' fees) caused by a WARN Act violation in the control of or reasonably avoidable by Purchaser. Purchaser shall be responsible for all employee obligations in respect of the rehired Hotel Employees arising from and after such rehiring. Seller hereby agrees that neither it nor its managing agent shall induce or solicit any Hotel Employee to be hired by any affiliate of the Seller or its managing agent but specifically excluding Charles T. Pyles and any Hotel Employee whom Purchaser decides not to hire as of 12:01 a.m. on the Closing Date. Each of Seller and Purchaser shall indemnify and hold the other harmless from and against any loss, cost, expense (including reasonable attorneys' fees and disbursements actually incurred), damage or liability any such party may suffer by reason of the other's default under this Section.

     8.9  Shadow Management.  After expiration of the Review Period, Seller
          -----------------
shall permit Purchaser to establish and maintain at its sole expense a shadow management operation with respect to the Hotel prior to the Closing Date:

Personnel from Purchaser's shadow management operation shall have reasonable access during normal business hours to all books, records and other information in the possession or control of Seller or its agents concerning the Hotel and shall have the right (at Purchaser's expense) to establish duplicate books and records in order to effect a smooth transition in the ownership and management of the Hotel; provided, however, that Purchaser and its shadow management operation and employees (a) shall not unreasonably interfere with the normal management and operation of the Hotel, (b) shall hold all information acquired from such books and records confidential in accordance with the provisions of this Agreement, (c) shall repair any damage to the physical condition of the Hotel caused by Purchaser or its agents in any such shadow management operation, and (d) shall not be deemed to have assumed management responsibilities prior to Closing by virtue of such shadow management.

     8.10 Access to Records and Financial Information.  Subject to the
          -------------------------------------------
restrictions contained in Section 5.1 above, Purchaser and Purchaser's authorized representatives and employees shall have the right, at Purchaser's sole cost, risk and expense, from time to time to enter upon and pass through the Hotel during normal business hours and upon reasonable notice to Seller to examine and inspect all of the then existing books, records, surveys, plans, specifications, permits, certificates of occupancy and other files that are relevant to the management, ownership, operation, use, occupancy, construction or leasing of the Hotel, are in Seller's possession or control, and have not been otherwise provided to Purchaser as required elsewhere herein. Further, and not in limitation of
Section 5.2(ii) above, Purchaser's representatives shall have access to all existing financial and other information relating to the Hotel to enable them to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the "SEC") and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of the REIT and/or its affiliates. Prior to the end of the Review Period, Seller shall also provide to Purchaser's representatives a signed representation letter sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel, such letter to be substantially in the form of Exhibit E hereto. To the extent that the
                                   ---------
Financial Statements provided by Seller pursuant to Subsection 5.2(ii) hereof for the current year do not include any period up to and including the Closing Date, Seller shall, within twenty-five (25) days after the Closing Date, provide Purchaser with monthly unaudited Financial Statements, including Balance Sheets and income statements applicable to such period inclusive of the Closing Date.

                                   ARTICLE 9
                         Representations and Covenants

     9.1  Representations by Purchaser.  Purchaser hereby represents and
          ----------------------------
warrants unto Seller that each and every one of the following statements is true, correct and complete in every material respect as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

          (a) Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full right, power and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by Purchaser of its obligations under this Agreement require no further action or approval of Purchaser's shareholders, directors, members, managers or partners (as the case may be) or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of Purchaser. The individuals and/or entities signing below in the indicated representative capacities are fully authorized so to act.

          (b) Purchaser is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

          (c) Subject to Section 5.3 hereof, none among the entry into, performance of, or compliance with this Agreement by Purchaser has resulted, or will result, in any violation of, default under, or acceleration of any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation applicable to Purchaser.

     9.2  Representations by Seller.  Seller hereby represents and warrants unto
          -------------------------
Purchaser that each and every one of the following statements is true, correct and complete in every material respect as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

          (a) Seller is duly organized, validly existing and in good standing under the laws of the State of Georgia, and has full right, power and authority to enter into, this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement require no further action or approval of Seller's shareholders, directors, members, managers or partners (as the case may be) or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of Seller. The individuals and/or entities signing below in the indicated representative capacities are fully authorized so to act.

          (b) Seller is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations, but is part of a U.S. based real estate holding company).

          (c) Subject to the State Street Bank Consent being obtained, none among the entry into, the performance of, or compliance with this Agreement by Seller has resulted, or will result, in any violation of, default under, or acceleration of any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation applicable to Seller or to the Hotel; nor will any of the foregoing require the consent of any party not otherwise provided for in this Agreement.

          (d) There are no material leases, management agreements, leasing agent's agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements individually or in the aggregate (i) to which Seller is a party or an assignee, or (ii) binding upon the Hotel, relating to the ownership, occupancy, operation or maintenance of the Land, Improvements, FF&E or Supplies, except for those Service Contracts, Leases, FF&E Leases and material warranties previously disclosed to Purchaser in writing and Service Contracts.

          (e) Seller has received no written notice, and has no knowledge, that it lacks any permit, license, certificates or authority necessary for the present use and occupancy of the Improvements.

          (f) No party has any right or option to acquire the Hotel or any portion thereof, other than Purchaser.

          (g) To the best of Seller's knowledge and belief, there are, with respect to the Hotel or to Seller, no:

               (i) pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards;

               (ii) pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto;

               (iii) pending citations from city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or anti-discrimination laws or executive orders;

               (iv) condemnation proceeding pending or, to Seller's knowledge, threatened with regard to all or any part of the Hotel other than the conveyance to the Georgia Department of Transportation ("DOT") of approximately 0.0070 acres of the Land pursuant to a Right of Way Deed given by French Quarter Suites, Inc. to the DOT, dated August 6, 1996 and recorded in Book 10013, Page 388, Cobb County, Georgia, and an accompanying Quit Claim Deed given by State Street Bank and Trust Company, dated November 12, 1996 and recorded November 25, 1996 in Book 10013, Page 384, in connection with a project designated by the DOT as the Windy Hill Reliever Project and numbered STP-9036(3); or

               (v) other pending or threatened (in writing) or actual litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court.

(all collectively, the "Pending Claims").

          (h) Seller has received no Notice of Violations.

          (i) To the best of Seller's knowledge and belief, Seller and the Hotel are in compliance in all material respects (i) with all terms and conditions of all written notices, permits, licenses, registrations, certificates of occupancy, applications, consents, zoning and/or building code restrictions, variances, and/or other authorizations which are required for the use or operation of the Hotel, (ii) except as disclosed in the Seller's deliveries under

Section 5.2 hereof, with all applicable laws, rules, regulations, ordinances and orders in effect as of the date hereof promulgated by any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority, or any applicable judicial or administrative decision that relate to the Hotel, and regulations or orders promulgated thereunder, and all such laws, rules and regulations that relate to the environment or the pollution, preservation, protection, clean-up or remediation thereof, or the treatment, storage, disposal or other management of "hazardous substances," as such term is currently defined in the Comprehensive Environmental Response, Compensation Liability Act of 1980, with respect to the Hotel, and (iii) with all limitations, requirements, restrictions, conditions, standards, prohibitions, schedules and timetables contained in any of the foregoing.

          (j) To Seller's knowledge without inquiry, the use by Purchaser of any of the Tradenames will not infringe any United States or state trademark, service mark, or tradename laws existing at the Closing, or constitute actionable appropriation of rights with respect to any other person, business or entity.

          (k) Seller has received no written notice that its use of the name "French Quarter Suites" is in violation of any other party's rights or is an infringement of any registration or other legally protected rights.

For purposes of this Agreement, the term "knowledge", "awareness", or other phrase used herein to denote information of which the Seller has been informed or is aware of, shall be limited to all information known or disclosed to the following (herein referred to as the "Seller's Representatives") but without independent inquiry: Charles T. Pyles, Raanan G. Ben-Zur and the present department heads of the Hotel only.

     9.3  Subsequent Developments.  After the date of this Agreement and until
          -----------------------
the Closing Date, Seller shall keep Purchaser fully informed of all subsequent developments of which Seller's Representatives become aware ("Subsequent Developments") which would cause any of Seller's representations contained in this Agreement to be no longer accurate in any material respect. If any such subsequent development possibly causes a breach or violation of this Agreement, Seller shall not be considered in breach or violation of this Agreement if Purchaser (i) receives notice therefrom from Seller at least five (5) business days prior to expiration of the Review Period and does not raise same in an Objection Notice; or (ii) Purchaser consummates the acquisition of the Hotel, upon the occurrence of either of which, such violation or breach shall be deemed waived by Purchaser. Further, Seller shall have until January 15, 1997 to confirm internally the accuracy of all representations, warranties, disclosures and statements of Seller contained in this Section 9.2 or elsewhere in this Agreement. If Seller discovers any inaccuracy in any such item, it shall not be in breach or violation of this Agreement provided that Seller shall disclose such item to Purchaser in writing by January 15, 1997.

     9.4  Limitation on Further Sales Efforts.  Seller shall not market the
          -----------------------------------
Hotel or execute other offers (other than unsolicited back-up offers) prior to the termination of this Agreement in accordance with its terms.

     9.5  Seller's Indemnity.  Seller agrees to indemnify and hold Purchaser
          ------------------
harmless of and from all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees) which the Purchaser may suffer or incur by reason of any liability, debt, act or cause of action occurring and accruing prior to the Closing Date and arising from the ownership or operation of the Hotel by Seller or its management agent prior to the Closing Date, including but not limited to any claims by employees of Seller or third parties covered by general liability insurance carried by Seller.

     9.6  Purchaser's Indemnity.  Purchaser agrees to indemnify and hold Seller
          ---------------------
harmless of and from all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees) which the Seller may suffer or incur by reason of any liability, debt, act or cause of action occurring and accruing on or subsequent to the Closing Date and arising from the ownership or operation of the Hotel by Purchaser subsequent to the Closing Date, including but not limited to any claims by employees of Purchaser or third parties covered by insurance carried by Purchaser.

     9.7  Liquor Licenses.  If and to the extent expressly allowed by law, and
          ---------------
necessary because Purchaser has not obtained same by the Closing despite diligent efforts to do so, Seller shall assign or cause to be assigned its alcoholic beverage, liquor, beer and/or wine licenses and/or permits with respect to the Hotel (the "Liquor Licenses") to Purchaser or its lessee or management company at Closing as part of the Licenses. Purchaser or its lessee or management company (hereinafter "Operator") for the Hotel shall execute such forms, license applications and other documents as may be necessary for the Operator to obtain all Liquor Licenses necessary to operate any restaurants, bars and lounges presently located within the Hotel. If permitted under the laws of the jurisdiction in which the Hotel is located, Operator shall execute and file all necessary forms, applications and other documents (and Seller shall reasonably cooperate with the Operator in filing such forms, applications and other documents) with the appropriate liquor and alcoholic beverage authorities so that such acquisition of the necessary Liquor Licenses shall take effect simultaneously with or upon completion of Closing. If not so permitted, Operator agrees that it will promptly execute all forms, all applications and other documents required to effect such acquisition of such Liquor Licenses at the earliest date reasonably practicable, consistent with the laws of the State where the Hotel is located, in order that all Liquor Licenses may be acquired by Operator. Operator's attempts to obtain the Liquor Licenses shall not diminish, prior to the Closing, the full force and effect of the Liquor Licenses maintained by Seller in its operation of the restaurants, lounges and bars presently located within the Hotel. If such Liquor Licenses cannot be obtained by Operator until after Closing, then Seller covenants and agrees that, if and to the extent expressly allowed by law, Seller shall cooperate reasonably with Operator in keeping open the bars and lounges and liquor facilities of the Hotel between the Closing and the time when such Liquor Licenses are obtained by Operator for a period not to exceed forty-five (45) days following the Closing Date by entering into a "Liquor License Agreement" with the appropriate party for the continued operation of and under the Liquor Licenses with respect to the Hotel, in form acceptable to Seller in its reasonable discretion, pursuant to which, among other things, (i) Operator shall indemnify, defend and hold Seller and its agents harmless from any liability, damages, claims, costs, penalties, losses or expenses (including reasonable attorney's fees and court costs) encountered by Seller in connection with, arising out of, or growing from such operations and the sale of alcoholic beverages at and from the restaurants, bars and lounges located at the Hotel during said period of time, and (ii) Operator shall reimburse Seller for Seller's costs in maintaining the Liquor Licenses in full force and effect. In no event shall Seller be required to cooperate with any additional liquor or alcoholic beverage licenses which Seller does not possess at the time of Closing.

                                   ARTICLE 10
                      Conditions Precedent to the Closing

     Purchaser's obligations to consummate the Closing are subject to the satisfaction of each and every one of the conditions and requirements set forth in this Article 10, all of which shall be conditions precedent to Purchaser's obligations under this Agreement. Notwithstanding the foregoing, Purchaser, in its sole discretion, may waive any such condition by notice to Seller or Closing the contemplated transaction.

     10.1 Seller's Obligations.  Seller shall have performed all material
          --------------------
obligations of Seller hereunder which are to be performed prior to Closing.

     10.2 Seller's Representations, Warranties and Covenants.  Except as
          --------------------------------------------------
otherwise expressly provided herein to the contrary, Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects as if made again on the Closing Date.

     10.3 Transfer Subject Only to Permitted Exceptions.  On the Closing Date,
          ---------------------------------------------
the Hotel shall be subject only to the Permitted Exceptions; provided, however, that any encumbrance or claim caused or created by Purchaser or its agents shall be deemed a Permitted Exception.

     10.4 Consent of Boards of Directors.  The Board of Directors of Regent
          ------------------------------
Investments Ltd. shall, by written resolution on or before December 31, 1996, consent to the sale of the Hotel to Purchaser's designee pursuant to the terms and conditions of this Agreement.

     10.5 Consent of First Mortgagee.  Prior to the Closing Date the State
          --------------------------
Street Bank shall have consented to the sale of the Hotel to Purchaser's designee subject to the First Mortgage. Notwithstanding anything to the contrary contained herein, the failure of State

Street Bank to give such consent prior to the Closing Date shall not be deemed to be a default hereunder by Seller.

     10.6 Simultaneous Closings.  The Closings of the Other Hotels shall occur
          ---------------------
contemporaneously with the Closing of this Hotel; provided, however, that if Purchaser has timely notified Seller of its election pursuant to Section 3.4 hereof not to acquire all three (3) of the Hotels (i.e., the Hotel and the Other Hotels) but instead only one or two of said hotels in accordance with Section 3.4, the Closing of such hotels will not be conditioned in any way upon the acquisition by Purchaser of any hotel which Purchaser has opted not to purchase.

                                   ARTICLE 11
                         Closing and Closing Documents

     11.1 Closing.  The consummation and closing (the "Closing") of the
          -------
transaction contemplated under this Agreement shall take place at the offices of Purchaser's lender's counsel in Dallas, Texas, or such other place as is mutually agreeable to the parties, on any date between March 15, 1997 and March 31, 1997 of which Purchaser has notified Seller at least seven (7) days in advance (the "Closing Date") or as otherwise set by written agreement of the parties.

     11.2 Seller's Deliveries.  At the Closing and at Seller's sole cost and
          -------------------
expense, Seller shall deliver or cause to be delivered the following to Purchaser; in addition to all other items required to be delivered to Purchaser by Seller:

          (a) Seller's Deed.  Seller's special or limited warranty deed in a
              -------------
form reasonably acceptable to the Title Company ("Seller's Deed") conveying good, indefeasible, and insurable fee simple title to the Land and Improvements, free and clear of all mortgages, liens, encumbrances, leases, conditions, restrictions, rights of way, easements, encroachments, claims, and other matters of title except only the Permitted Exceptions;

          (b) Bill of Sale.  A "special or limited warranty" bill of sale
              ------------
transferring Seller's interest, if any, in all FF&E, Supplies, Warranties, Licenses, Tradenames, Plans and Specs, Utility Reservations, Records, Deposits, cash and equivalents, and other personal property in a form reasonably acceptable to both Purchaser and Seller (the "Bill of Sale");

          (c) Assignment and Assumption of Leases, FF&E Leases and Service
              ------------------------------------------------------------
Contracts.  An Assignment and Assumption of all of the Leases, FF&E Leases, and
---------
Service Contracts in a form reasonably acceptable to, and duly executed by, both Purchaser and Seller, containing indemnities similar to those set forth in Sections 9.5 and 9.6 above (the "Assignment");

          (d) FIRPTA Affidavit.  An affidavit from Seller in form and substance
              ----------------
acceptable to Purchaser, as required by Section 1445 of the Internal Revenue Code, specifying (i) that Seller is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income tax regulations), (ii) Seller's taxpayer identification number or U.S. employer identification number, and (iii) Seller's office address;

          (e) Vehicle Titles.  The necessary certificates of titles duly
              --------------
endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title from Seller to Purchaser (or Purchaser's designee) of any motor vehicles used in connection with the Hotel's operations;

          (f) Authority Documents.  Reasonable evidence satisfactory to the
              -------------------
Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, and the following documentation: (i) the Certificate of the Secretary of Seller certifying attached copies of the Articles of Incorporation, By-Laws and enabling resolutions as true and correct, unamended, and continuing, and of the incumbency of its officers, (ii) Certificates of Existence and Good Standing from the Secretary of State of the state of Seller's incorporation, and (iii) from the Secretary of State of the state where the Hotel is located, a Certificate of Existence and Qualification to Do Business in such state;

          (g) Title Affidavit.  Any affidavits of Seller in form and substance
              ---------------
reasonably acceptable to the Title Company, in order that the Title Policy may be issued free and clear of the standard exceptions which the Title Company is permitted under applicable law to remove or modify upon delivery of such an affidavit;

          (h) First Mortgage Consent.  The consent of State Street Bank to the
              ----------------------
transfer of the Hotel to Purchaser's designee subject to the First Mortgage, together with such other documents as may reasonably be required by such holder in connection therewith;

          (i) Miscellaneous.  Such other instruments as are customarily executed
              -------------
in the county and State where the Hotel is located to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel. Such instruments shall include, if permitted and appropriate, any documents required effectively to transfer the Utility Reservations by Seller to Purchaser;

          (j) Plans, Keys and Records.  To the extent not previously delivered
              -----------------------
to and in the possession of Purchaser, all Plans and Specs, all keys, access cards, and combinations for the Hotel, all Records, and all Licenses in Seller's possession;

          (k) Original Documents.  Originals (to the extent available) of all of
              ------------------
the documents and agreements covered by the foregoing that have not already been delivered to Purchaser will be left at the Hotel;

          (l)  Updates.  A complete list of all advance room reservations,
               -------
functions and the like, in reasonable detail;

          (m)  Estoppel Letters.  Either the estoppel letters or Seller's
               ----------------
certificates as described in Section 8.5 above;

          (n)  Termination of Agreements.  Fully executed and effective
               -------------------------
terminations of all management agreements with respect to the Hotel that are not assigned to and assumed by Purchaser under the terms hereof;

          (o)  Georgia Withholding Tax Affidavit.  Seller shall provide
               ---------------------------------
Purchaser with an affidavit or other documentation, in form and substance sufficient to demonstrate that Seller is exempt from the withholding requirements of O.C.G.A. (S)48-7-128. If Seller cannot satisfy the requirements
                --------
of O.C.G.A. (S)48-7-128 relative to exemption from withholding, Purchaser or its
   --------
counsel shall withhold and remit the amount required under said statutes;

          (p)  Closing Statement.  A closing statement reflecting the Purchase
               -----------------
Price and all credits, prorations and adjustments contemplated by this Agreement;

          (q)  Financial Covenant of Regent Investments Ltd.  Regent Investments
               --------------------------------------------
Ltd. ("Regent") hereby acknowledges and agrees that it shall not cause or permit French Quarter Holding, Inc. ("FQH") to distribute assets to its shareholders if such distribution would cause FQH's consolidated net asset value on a fair market value basis to fall below $5,000,000 (according to audited financial statements prepared by a nationally recognized accounting firm) for twelve (12) months following the Closing. Regent is executing this Agreement for the sole purpose of providing the covenant given in the preceding sentence.

               On the Closing Date, Seller shall deliver to Purchaser possession of the Hotel free and clear of all tenancies of every kind and parties in possession, except for the Tenants under the Leases assumed by Purchaser under the terms hereof and guests in the Hotel.

     11.3 Purchaser's Deliveries.  At the Closing and at Purchaser's sole cost
          ----------------------
and expense, Purchaser shall deliver or cause to be delivered the following to
Seller:

          (a)  Purchase Price.  The Cash Portion of the Purchase Price, plus or
               --------------
minus the adjustments to be made at the Closing in accordance with the terms of this Agreement;

          (b)  Assignment.  The Assignment;
               ----------

          (c)  Authority Documents.  Evidence satisfactory to Seller that the
               -------------------
person or persons executing the closing documents on behalf of Purchaser have full right, power and authority to do so;

          (d) Miscellaneous.  Such other instruments as are customarily executed
              -------------
by the purchaser in the county and State where the Hotel is located to effectuate the purchase of property similar to the Hotel; and

          (e) Closing Statement.  A closing statement reflecting the Purchase
              -----------------
Price and all credits, prorations and adjustments contemplated by this Agreement.

          (f) FUNB Loan Assignment.  Purchaser shall execute all documents
              --------------------
reasonably requested by State Street Bank in connection with the assignment and assumption of the First Mortgage and the FUNB Loan Documents.

     11.4 Prorations.  At Closing, the following items of revenue and expense
          ----------
shall be prorated and adjusted on an accrual basis taking into account all prepaid expenses and accounts payable and other debts as of 12:01 A.M. (except as otherwise provided) on the Closing Date:

          (a) Hotel Taxes.  Real estate taxes, personal property or use taxes,
              -----------
assessments, and sewer rents, if any, for the tax period in which the Closing occurs shall be apportioned between Seller and Purchaser on a per diem basis through and including 11:59 P.M. of the day preceding the Closing Date. If the rate or amount of such taxes and sewer rents, if any, shall not be fixed prior to the Closing Date, the adjustment thereof on the Closing Date shall be on the basis of the best available estimates for such taxes, assessments and rents that will be due and payable on the Hotel for the tax period in which the Closing occurs. As soon as the exact amount of such taxes, assessments and rents for such period is ascertained, Seller and Purchaser shall readjust the amounts thereof to be paid by each party to the end that Seller shall pay for such taxes, assessments and rents attributable to the period of time prior to the Closing Date and Purchaser shall pay for the period from and after the Closing Date. Special assessments of any public or taxing authority assessed upon and constituting liens or encumbrances on the Hotel, whether or not the assessment therefor has been levied or a lien has been imposed upon the Hotel, shall be paid by and discharged of record by Seller on or before the Closing Date to the extent due and payable on or prior to the Closing Date. If any such special assessments may be paid in installments and Seller has elected the installment method of payment, all installments shall be deemed payable as of the day prior to the Closing Date and shall be discharged of record by Seller on or before the Closing Date; and Purchaser shall be responsible for special assessments levied or assessed after the Closing Date and any other such special assessment levied or assessed thereafter. With respect to any tax appeals which relate to the period prior to the Closing Date, Purchaser covenants to pay to Seller upon receipt thereof Seller's prorata share of any tax rebate, refund or adjustment. Purchaser shall cooperate with Seller with respect to Seller's reasonable inquiries relative thereto.

          (b) Operating Costs.  All costs and expenses of operating the Hotel,
              ---------------
including, without limitation, amounts paid or payable under the Service Contracts or the FF&E Leases; but Seller shall be responsible for the payment of all accounts payable with respect to the Hotel relating to services rendered or goods provided prior to the Closing Date and Purchaser shall be responsible for the payment of all accounts payable with respect to the Hotel relating to services rendered or goods provided on or after the Closing Date;

          (c) Lease Rents.  Rents under Leases and other revenues as and when
              -----------
collected. If Purchaser receives any rents from Tenants after the Closing Date then such collections shall first be applied to rents accruing on or after the Closing Date, and Purchaser shall promptly remit the balance, if any, to Seller to the extent any pre-Closing Date rental obligation under such Tenant's Lease remains unpaid to Seller. Nothing in this paragraph shall restrict Seller's right to collect delinquent rents directly from a tenant by any legal means or shall obligate Purchaser to attempt to collect. such delinquent rents on Seller's behalf;

          (d) Revenues.  Guest, convention, room, food, beverage, and all other
              --------
charges and revenues for services rendered and the operation of all departments of the Hotel, including, but not limited to, advance payments under booking agreements for rooms, facilities and services of the Hotel and any other revenues, provided, however, that food, room service and restaurant revenue shall be apportioned as of the closing of dinner service hours at each restaurant on the evening preceding the Closing Date, and bar revenues shall be read, measured (and tapes preserved) and apportioned as of 2:00 A.M. on the Closing Date and provided further that room rental receipts for the night before Closing shall be apportioned fifty percent (50%) to Seller and fifty percent (50%) to Purchaser. All cash, checks, and other funds, and all other notes, security and other evidence of indebtedness located at the Hotel on the Closing Date and balances on deposit to the credit of Seller with banking institutions are and shall remain the property of Seller and are not included in this sale except for the cash and equivalents to be purchased by Purchaser at par. The balance due on the city ledger and guest ledger and all other accounts receivable of Seller as of the Closing Date ("Seller's Receivables") to the extent received by Purchaser on behalf of Seller for a period of 90 days after the Closing Date (the "Collection Period"). Any monies of Seller received by Purchaser shall be held in trust by Purchaser for the benefit of Seller and remitted to Seller promptly after receipt thereof by Purchaser without offset or reduction. Seller shall, upon request, be provided with reasonable evidence and documentation as to Purchaser's determination and collection of Seller's Receivables. Purchaser shall not be obligated to commence any actions or proceedings to collect any of the Seller's Receivables. If, at the expiration of the Collection Period any of Seller's Receivables to be collected by Purchaser have not been collected, Purchaser shall have no further obligation to collect Seller's Receivables, but shall transfer the balance of Seller's Receivables to Seller for collection;

          (e) Supplies and Miscellaneous.  No later than the day before closing,
              --------------------------
Purchaser and Seller shall jointly conduct an inventory of all unopened and unused food and beverage inventory at the Hotel. Said inventory shall be updated by mutual agreement through the Closing Date. Seller shall receive a credit equal to Sellers' cost of the unopened and unused food and beverage inventory reflected on said inventory. Fees and expenses for coin machine income and washroom and checkroom income;

          (f)  Deposits.  Seller shall receive a cash credit in an amount equal
               --------
to the sum of all Utility Deposits transferred to or accruing to the benefit of Purchaser, and not retained by Seller at the Closing, and Purchaser shall receive a credit for all reservation deposits, security deposits, cleaning fees and deposits and other deposits paid under any Lease and not properly applied as of the Closing to a monetary obligation of the related Tenant and not transferred to Purchaser at Closing; and

          (g)  Sales Taxes.  All sales, use and occupancy taxes, if any, due or
               -----------
to become due in connection with revenues received from the Hotel for the period prior to the time of proration as set forth herein will be paid by Seller to the end that Purchaser shall be liable to pay all such sales, use and occupancy taxes due or to become due in connection with revenues for the period after the time of proration. Seller and Purchaser shall pay their respective share of all sales, use and occupancy taxes due or to become due in connection with revenues apportioned between Seller and Purchaser as provided in Subsection (d) of this Section. Seller shall be entitled to receive and Purchaser shall promptly remit if sent to Purchaser any rebates or refunds on such taxes paid by Seller attributable to the period prior to the Closing.

     (h)  Reserves.  The balance of all reserves, including, without limitation,
          --------
the tax, insurance, and furniture, fixtures and equipment reserves for the Property, held by FUNB, pursuant to the FUNB Loan Documents, shall be paid by Purchaser to Seller in full as a credit on the Closing Statement or by other means acceptable to Seller.

     11.5 Closing Costs.  Seller shall pay (i) the cost of preparing or
          -------------
obtaining documents or consents to be delivered by Seller to Purchaser pursuant to this Agreement (specifically excluding, however, any sums paid or, to be paid to the franchiser as a prerequisite to the assignment of the Franchise), (ii) all transfer taxes, conveyance taxes, documentary stamps, and other similar taxes, fees or charges payable to any governmental authority as a result of the transfer of the Hotel, (iii) any fees or costs incurred in order to convey the Hotel free and clear of all liens, encumbrances, conditions and exceptions other than the Permitted Exceptions, (iv) the cost of the Title Policy, exclusive of the cost of any endorsements thereto requested by Purchaser, (v) one-half of any escrow fee imposed by the Title Company and (vi) the fees and disbursements of its counsel. Purchaser shall pay (i) the cost of updating and recertifying the Survey, (ii) recording fees and charges required to record the Seller's Deed,
(iii) any mortgage recording taxes, documentary stamps, intangibles tax and other taxes, fees or charges payable to any governmental authority as a result of any mortgage financing obtained by Purchaser for the acquisition of the Hotel, (iv) the cost of any endorsements to the Title Policy and to the Title Policies for the Other Hotels and any endorsements thereto, (v) one-half of any escrow fee imposed by the Title Company and (vi) the fees and disbursements of its counsel. Any other expenses or charges incurred by the parties and not expressly addressed in this Agreement shall be borne by the party incurring said expense or charge. Other than payment of the items specifically listed in the first sentence of this Section 11.5, payment of the brokerage commissions as stated herein to be paid by Seller, prorations and adjustments as provided herein, and expenses incurred by Seller by its own initiation, which costs shall be borne by Seller as herein provided, and any fees and expenses incurred in connection with the assignment by Seller and assumption by Purchaser of the First Mortgage, the State Street Bank Consent and any other actions required to achieve a Free and Clear Conveyance subject to the Permitted Exceptions, Seller shall not be responsible for any other costs whatsoever incurred in connection herewith, and Purchaser shall pay all other such costs, including, without limitation, the items specifically listed in the second sentence of this Section 11.5, prorations and adjustments as provided herein, environmental audit or review expenditures, all costs and fees related to Purchaser's line of credit financing, and all other costs as provided herein to be paid by Purchaser. Notwithstanding the foregoing, Seller shall be responsible for all costs incurred solely because of Seller's willful misconduct or gross negligence.

     11.6 Reconciliation and Final Payment.  Seller and Purchaser shall
          --------------------------------
reasonably cooperate after Closing to make a final determination of the prorations required hereunder no later than 180 days after the Closing. Upon the final reconciliation of the prorations under this Section and Section 11.4, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. It is the intent of the parties that all items herein which are subject to the prorations made pursuant to Article 11 shall result in Seller receiving all of the economic benefits and burdens of the Hotel with respect to the period prior to the Closing, and Purchaser receiving all of the economic benefits and burdens of the Hotel with respect to the period from and after the Closing Date, except for the 50/50 split in room revenues for the night prior to the Closing. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

                                   ARTICLE 12
                           Casualty and Condemnation

     12.1 Risk of Loss; Notice.  Prior to Closing and the delivery of possession
          --------------------
of the Hotel to Purchaser in accordance with this Agreement, all risk of loss to the Hotel (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Purchaser immediate written notice of such loss, damage or condemnation proceeding.

     12.2 Purchaser's Termination Right.  If, prior to Closing and the delivery
          -----------------------------
of possession of the Hotel to Purchaser in accordance with this Agreement, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Purchaser shall have the option to terminate this Agreement provided it delivers written notice to Seller of its election so to terminate this Agreement within thirty (30) days after the date Seller has delivered Purchaser written notice of any such loss, damage or condemnation (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation), and in such event all Earnest Money shall be delivered to Purchaser and thereafter no party shall have any further obligation or liability to the other under this Agreement except for those obligations herein expressly provided as surviving the termination of this Agreement. In the context of condemnation, "substantial" shall mean condemnation of such portion of the Hotel as would, in Purchaser's sole judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, "substantial" shall mean a loss or damage in excess of in value.

     12.3   Procedure for Closing.  If Purchaser shall not timely elect to
            ---------------------
terminate this Agreement under Section 12.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Purchaser at the Closing all insurance proceeds or condemnation awards which Seller has actually received as a result of the same plus an amount equal to the insurance deductible, if any, and assign to Purchaser all insurance proceeds and condemnation awards payable as a result of the same in which event the Closing shall occur without Seller replacing or repairing such damage.

                                  ARTICLE 13
                             Default and Remedies

     13.1   Purchaser's Default.  If, at or prior to Closing, for any reason
            -------------------
other than termination hereof pursuant to a right granted to Purchaser hereunder to do so or because of an uncured default by Seller (i) Purchaser refuses or fails to consummate the purchase of the Hotel pursuant to this Agreement, or
(ii) Purchaser shall otherwise fail in any material respect to perform any of its material obligations.or agreements as and when required hereunder, or if, at or prior to Closing, any representation or warranty made by or on behalf of Purchaser herein shall have been materially incorrect when made or when ratified at Closing, then Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement by giving Purchaser and the Escrow Agent written notice thereof, in which event neither party shall have any further rights, duties or obligations hereunder (except to the extent this Agreement may specifically provide for the survival of certain obligations of Purchaser) and Seller shall be entitled to receive the Earnest Money from the Escrow Agreement as liquidated damages, Seller and Purchaser hereby acknowledging that the amount of damages resulting from breach of this Agreement by Purchaser would be difficult or impossible accurately to ascertain, and the Title Company shall immediately deliver the Letter of Credit to Seller. Notwithstanding the foregoing, in the event of any default by Purchaser under this Agreement due to a breach after Closing or any termination hereof of any covenant or indemnity which survives the Closing or any termination hereof, or if Seller shall discover after Closing that any warranty or representation made by Purchaser herein or in connection with the transaction contemplated herein was materially incorrect or breached when made, Seller shall have any and all rights and remedies available at law or in equity by reason of such default. If Purchaser terminates this Agreement pursuant to a right granted to Purchaser hereunder to do so, then neither party shall have any further rights, duties or obligations hereunder (except to the extent this Agreement may specifically provide for the survival of certain obligations of Purchaser), and the Letter of Credit shall be returned to Purchaser.

     13.2   Seller's Default.  If, at or prior to Closing, for any reason other
            ----------------
than termination hereof pursuant to a right granted to Seller hereunder to do so or because of a default by Purchaser (i) Seller refuses or fails to consummate the transaction contemplated by this Agreement, or (ii) otherwise fails in any material respect to perform any of its material obligations or agreements hereunder, or if any representation or warranty made by or on behalf of Seller herein shall have been materially incorrect when made or when ratified at Closing in violation of the terms hereof, then Purchaser, as its sole remedies, shall have the right to do any one or more of the following:

            (a) Terminate this Agreement by written notice given to Seller and the Title Company, in which event the Letter of Credit shall be returned to Purchaser by the Title Company promptly upon receipt of such notice; or

            (b) Seek damages (but only if Seller's default is due to Seller's intentional and willful refusal to close) or specific performance of this Agreement.

Notwithstanding the foregoing, in the event of any default by Seller under this Agreement due to a breach after Closing or any termination hereof of any covenant or indemnity which survives the Closing or any termination hereof, or if Purchaser shall discover after Closing that any warranty or representation made by Seller herein or in connection with the transaction contemplated herein was materially incorrect or materially breached when made, Purchaser shall have any and all rights and remedies available at law or in equity by reason of such default.

     13.3   Materiality.  The parties acknowledge and agree that it is their
            -----------
intention for purposes hereof that any analysis or determination as to the materiality of a breach or violation of this Agreement shall be conducted only by taking into consideration the materiality of such breach or violation in light of the Purchase Price for the Hotel and the purchase prices of the Other Hotels, so that the totality of the contemplated three (3) hotel transaction be taken into account.

     13.4   Cross-Default.
            -------------

            (a) Notwithstanding anything contained herein to the contrary, any breach, default or violation of this Agreement by Purchaser whatsoever shall constitute and for all purposes be automatically deemed a default under both of the purchase agreements for the Other Hotels dated of even date herewith (as amended from time to time).

            (b)  If Purchaser has not exercised its option contained in Section
3.4 hereof, then notwithstanding anything contained herein to the contrary, in the event that the Closing of the purchase and sale of either or both of the Other Hotels is not consummated because of any breach, default or violation by SNA or SKL under the purchase agreements for, respectively, the Sheraton Four Points and Sheraton Key Largo, other than a failure to obtain the consent of Lincoln National Life Insurance Corporation ("Lincoln") to the early prepayment of the First Note secured by the First Mortgage on the Sheraton Four Points (as described in Section 8.5 of the purchase agreement for such hotel), which failure is not a default under this Agreement, the Purchase Price hereunder shall remain Eighteen Million Seventy-Five Thousand Dollars ($18,075,000), subject to adjustments as provided herein.

                                  ARTICLE 14
                                    Brokers

     14.1   Identity of Brokers.  The parties hereto represent to each other
            -------------------
that they dealt with no finder, broker or consultant in connection with this Agreement or the transactions contemplated hereby except for Neilston Investments Ltd. and Development Resources International Limited (the "Brokers") which have been engaged by Seller to assist as brokers in the sale of the Hotel. Seller shall be responsible for payment of the commissions owing to the Brokers out of the Purchase Price payable at Closing.

     14.2   Indemnification by Seller.  Seller agrees to, and hereby does,
            -------------------------
indemnify and save harmless Purchaser and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder, consultant or like agent if such claim or claims made by any such broker, finder, consultant or like agent are based in whole or in part on any agreements entered into by Seller or its representatives for a commission or other compensation. Seller shall likewise indemnify and save harmless Purchaser and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation relating to the Leases for the period prior to the Closing Date.

     14.3   Indemnification by Purchaser.  Purchaser agrees to, and hereby does,
            ----------------------------
indemnify and save harmless Seller and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder, consultant or like agent if such claim or claims made by any such broker, finder, consultant or like agent are based on any agreements entered into by Purchaser or its representatives for a commission or other compensation.

                                  ARTICLE 15
                             Intentionally Omitted


                                  ARTICLE 16
                                 Miscellaneous

     16.1   Notices.  Any notice provided for by this Agreement and any other
            -------
notice, demand or communication which any party may wish to send to another shall be in writing, addressed to the party for which such notice, demand or communication is intended at such party's address as set forth in this Section, and sent by any national or international overnight receipted courier service and by electronically confirmed facsimile transmission. Purchaser's address for all purposes under this Agreement shall be the following:

     American General Hospitality Operating Partnership, L.P.
     c/o American General Hospitality Corporation
     3860 West Northwest Highway, Suite 300 Dallas, Texas 75220
     Attention: Steven D. Jorns, President or Kenneth E. Barr, Executive Vice President
     Fax No. (214) 351-0568

with a copy to:

     Battle Fowler LLP
     75 East 55th Street
     New York, New York 10022
     Attention: Douglas A. Raelson, Esq.
     Fax No. (212) 856-7806

Seller's address for all purposes under this Agreement shall be the following:

     c/o Regent Investments Ltd.
     1, Hashikma Street
     P. O. Box 51
     Savion 56530,  Israel
     Attention: Mr. Raanan G. Ben-Zur
     Fax No. 011-972-3-5350448
with a copy to:

     Arnall Golden & Gregory, LLP
     2800 One  Atlantic Center
     1201 West Peachtree Street
     Atlanta, Georgia 30309-3450
     Attention: Keith E. Linch, Esq. and Jeffrey B. Berg, Esq.
     Fax No. (404) 873-8737

Any address or name or facsimile number specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt or the facsimile confirmation. The inability to deliver because of changed address or facsimile number of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept. Notices, demands and other communications may be given by the parties' counsel which shall have the same force and effect as if given by the parties themselves.

     16.2   Entire Agreement, Modifications and Waivers, Cumulative Remedies.
            ----------------------------------------------------------------
This Agreement constitutes the entire agreement between the parties hereto and may not be modified or amended except by an instrument in writing signed by the parties hereto, and no provisions or conditions may be waived other than by a writing signed by the party waiving such provisions or conditions. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained. All rights, powers, options or remedies afforded to Seller or Purchaser either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law, unless expressly provided to the contrary herein.

     16.3   Exhibits.  All exhibits referred to in this Agreement and attached
            --------
hereto are hereby incorporated in this Agreement by reference.

     16.4   Successors and Assigns.  Purchaser may assign its rights under this
            ----------------------
Agreement to any limited partnership, limited liability company or other entity controlling, controlled by or under common control with Purchaser for the purpose of purchasing the Hotel or implementing the REIT so long as Purchaser provides written notice thereof to Seller prior to Closing. This Agreement shall be binding upon, and inure to the benefit of, Seller and Purchaser and their respective legal representatives, successors, and assigns. Whenever a reference is made in this Agreement to Purchaser, it shall include Purchaser's successors and assigns under this Agreement.

     16.5   Article Headings.  Article headings and article and section numbers
            ----------------
are inserted herein only as a matter of convenience and in no way define, limit or prescribe the scope or intent of this Agreement or any part thereof and shall not be considered in interpreting or construing this Agreement.

     16.6   Governing Law.  This Agreement shall be construed and interpreted in
            -------------
accordance with the laws of the State where the Hotel is located.

     16.7   Time Periods.  If the final day of any time period or limitation set
            ------------
out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the State where the Hotel is located or of the federal government, then and in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. TIME IS OF THE ESSENCE OF EACH AND EVERY PROVISION OF THIS AGREEMENT.

     16.8   Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts and by either party hereto on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Facsimile signature pages shall be acceptable provided originals are posted promptly after execution.

     16.9   Survival.  All covenants, agreements and indemnities contained in
            --------
the Agreement which expressly contemplate performance after the Closing Date shall survive the Closing. All representations and warranties contained in this Agreement shall expressly survive the Closing for a period of one (1) year. None of the foregoing shall be deemed to merge into, or be waived by, Seller's Deed or any other closing documents.

     16.10  Further Acts.  In addition to the acts, deeds, instruments and
            ------------
agreements recited herein and contemplated to be performed, executed and delivered by Purchaser and Seller, Purchaser and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder. However, the foregoing shall not be deemed to (i) require Seller to expend a sum of money which it could not reasonably have anticipated on the date of execution of this Agreement; or (ii) require Purchaser to expend a sum of money which it could not reasonably have anticipated on the expiration of the Review Period.

     16.11  Severability.  In case any one or more of the provisions contained
            ------------
in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     16.12  Attorneys' Fees.  Should either party employ an attorney or
            ---------------
attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, the nonprevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages, and expenses, including reasonable attorneys' fees, expended or incurred in connection therewith.

     16.13  REIT Audits.  Seller acknowledges and agrees that the REIT, through
            -----------
its independent accountants, may conduct an audit of the REIT's financial statements for purposes of the REIT complying with its public reporting obligations under the Securities and Exchange Act of 1934, as amended (the "Securities Act"). In connection therewith, Seller agrees that for a period of twelve (12) months after the Closing Date, Seller shall cooperate and assist, and to cause each of its Affiliates, its employees and representatives,to cooperate and assist, in such audit in all respects reasonably requested by the REIT and its independent accountants, including making Raanan G. Ben-Zur and/or Charles T. Pyles available to provide any information necessary or appropriate for such audits and signing standard management representation letters to the REIT's independent accountants and to the REIT.

     16.14  Tax-Deferred Exchange.  Purchaser and Seller acknowledge that Seller
            ---------------------
may desire to structure its disposition of the Property in a manner intended by it to constitute an exchange of the Property for property of a like kind ("Replacement Property") that is described in Section 1031 of the Internal Revenue Code of 1986, as amended (an "Exchange"). Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to assign (provided such assignment does not affect Seller's or Purchaser's rights and obligations under this Agreement) its interest in this Agreement without Purchaser's consent to such person or entity as Seller may designate to serve as a "qualified intermediary" (within the meaning of Treasury Regulation (S)1.103(k)-1(g)(4)) for the sole purpose of enabling Seller to effect such an Exchange; provided, however, that notwithstanding any such assignment, Seller shall not be released from any of its liabilities, obligations or indemnities under this Agreement. Purchaser shall cooperate in all reasonable respects with Seller to effect any Exchange; provided however, that (a) Seller's ability to consummate an Exchange shall not be a condition to the obligations of Seller under this Agreement, and Purchaser does not warrant and shall not be responsible for any of the tax consequences to Seller with respect to the transactions contemplated hereunder;
(b) Purchaser shall not be required to enter into any document or agreement (or take title to any property) with respect to Seller's acquisition of any Replacement Property; and (c) Purchaser shall not be required to incur any additional cost or expense (including, without limitation, legal fees or taxes of any kind) as a result of any Exchange. This paragraph shall survive Closing without limitation.

     16.15  [INTENTIONALLY DELETED]

     16.16  Covenant of French Quarter Holdings, Inc.  French Quarter Holdings,
            -----------------------------------------
Inc. ("FQH") is entering into this Agreement for the sole purpose of making the following representations, warranties and covenants, all of which are deemed to be a material inducement to Purchaser to enter into this Agreement:

            (a) FQH either is or by the Closing Date will be the sole shareholder of Seller.

            (b) FQH hereby guarantees the truth and accuracy, in all material respects, of, and the full and prompt performance, in all material respects, by Seller of, all representations, warranties, covenants, indemnities, agreements and promises of Seller hereunder which survive the Closing and the delivery of the deed.

            (c) FQH acknowledges and agrees that it shall not distribute assets to its shareholders if such distribution would cause FQH's consolidated net asset value on a fair market value basis to fall below $5,000,000 (according to audited financial statements prepared by a nationally recognized accounting firm) for twelve (12) months following the Closing.

                  [Signature Page for French Quarter Suites.]

     IN WITNESS WHEREOF, this Agreement has been entered into effective as of the date first written above.

                                    SELLER:

                                    FRENCH QUARTER SUITES, INC.,
                                    a Georgia corporation

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________


                                    PURCHASER:

                                    AMERICAN GENERAL HOSPITALITY
                                    OPERATING PARTNERSHIP, L.P.,
                                    a Delaware limited partnership

                                    By:  AGH GP, Inc., a Nevada corporation, its
                                         general partner


                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________


                                    WITH RESPECT TO SECTION 11.2(Q) ONLY:

                                    REGENT INVESTMENTS LTD.,
                                    an Israel corporation


                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                  {Signature Page for French Quarter Suites]


                                    WITH RESPECT TO SECTION 16.16 ONLY:

                                    FRENCH QUARTER HOLDINGS, INC.,
                                    a Georgia corporation


                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

List of Exhibits
----------------

Exhibit A - Legal Description of Land
Exhibit B - Excluded Assets
Exhibit C - Capital Program
Exhibit D - Form of Tenant Estoppel Letter
Exhibit E - Form of Audit Representation Letter

The exhibits and/or schedules identified above which comprise a part of this
Exhibit 2.12 have not been included as part of this Exhibit. The Registrant agrees to furnish supplementally a copy of any such omitted schedule or exhibit upon request.

                                   EXHIBIT A
                           LEGAL DESCRIPTION OF LAND

                                   EXHIBIT B
                                EXCLUDED ASSETS

                                   EXHIBIT C
                                CAPITAL PROGRAM

                                   EXHIBIT D
                          TENANT ESTOPPEL CERTIFICATE


     WHEREAS, ____________________________________, ______________ ("Landlord"),

as landlord, and ________________ ("Tenant"), as tenant, entered into that certain lease (the "Lease"), dated ________, 19__ of certain premises more particularly described in the Lease (the "Premises").

     NOW, THEREFORE, Tenant hereby certifies as follows:

     1. True and complete copies of the Lease and all agreements, amendments, guarantees, side letters and other documents relating thereto are attached hereto as Exhibit A and made a part hereof, and there are no other such
          ---------
agreements or documents.

     2. The Lease has not been modified (except pursuant to documents attached hereto as part of Exhibit A and is in full force and effect.
                  ---------

     3. The Lease has not been assigned, mortgaged, pledged, or otherwise encumbered, nor has all or any portion of the Premises been sublet.

     4. Rent, additional rent and percentage rent required to be paid under the Lease have been paid through _________________.

     5.   Tenant has accepted possession of and is now occupying the Premises.

     6. To Tenant's knowledge, there exist no defaults on the part of Landlord under the Lease; nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default by Landlord thereunder, nor has Landlord suffered or permitted the occurrence of any such event.

     7. Tenant has no offset, defense, claim or counterclaim, including, without limitation, claims to "free" rent, concessions, rebates, or abatements in rent, under the Lease.

     8. The expiration date of the term of the Lease is and, except as set forth in the documents attached hereto as Exhibit A, Tenant has no option to renew the Lease or otherwise extend the term of the Lease.

     9. Tenant has no option to purchase the Premises or any portion thereof, or the building in which the Premises are located.

     10. Tenant has no option to lease any other space in the building in which the Premises are located.

     11. Any and all work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by Tenant and all reimbursements and allowances due to Tenant under the Lease in connection with any work have been paid in full.

     12. Tenant has deposited the sum of $_____________ with Landlord as security for the performance of Tenant's obligations under the Lease.

     13. This certificate is binding upon the undersigned and may be relied upon by Landlord, by any prospective purchaser of the Premises, and by any lender making a loan to such purchaser secured by a mortgage on the building in which the Premises are located.

     IN WITNESS WHEREOF, Tenant has duly executed this certificate this _____ day of ___________________, 19__.


                                            [TENANT NAME]

                                            By:_________________________
                                            Name:_______________________

                                   EXHIBIT E
                          AUDIT REPRESENTATION LETTER

                                                  CURRENT DATE


Coopers & Lybrand, L.L.P.
1999 Bryan Suite 3000
Dallas, Texas 75201

Gentlemen:

In connection with your audits of the trial balances of [NAME OF HOTEL] (the "Hotel") as of [DATE] and [DATE] and for each of the three years in the period ended [LATEST DATE], which will be combined with the other hotels to be acquired by American General Hospitality Operating Partnership, L.P. and presented and reported on as a group (the "Acquisition Hotels") for the purpose of expressing an opinion as to whether the Acquisition Hotels financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Acquisition Hotels in conformity with generally accepted accounting principles, we confirm, to the best of our knowledge and belief, as of__________, the date of your report, the following representations made to you during your audits.

Certain representations in this letter are described as being limited to those matters that are material. Solely for the purpose of preparing this letter, the term "material," when used in this letter, means any item or group of similar items involving potential amounts of more than ____% of assets, liabilities, shareholders' equity, or net income, as appropriate for the item. These percentages are not intended to represent the materiality threshold for financial reporting and disclosure purposes. Notwithstanding this, an item is considered material, regardless of size, if it involves an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would have been changed or influenced by the omission or misstatement.

     1. We are responsible for the fair presentation in the trial balances of the financial position and results of operations of the Hotel in conformity with generally accepted accounting principles.

     2. We have made available to you all financial and accounting records and related data and all minutes of the meetings of shareholders, directors, and committees of directors [OR SUMMARIES OF ACTIONS OF RECENT MEETINGS FOR WHICH MINUTES HAVE NOT YET BEEN PREPARED]. The most recent meetings held were: [STATE BY GROUP AND DATE].

     3. There are no material transactions that have not been properly recorded in the accounting records underlying the financial statements.

     4.   There have been no:

          a. Irregularities involving management or those employees who have significant roles in the internal control structure.

          b. Irregularities involving other employees that could have a material effect on the financial statements.

          c. Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial, statements or as a basis for recording a loss contingency.

          We understand the term "irregularities" to mean those matters described in Statement on Auditing Standards No. 53.

     5. There have been no communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices that could have a material effect on the trial balances in the event of noncompliance.

     6. The Hotel has complied with all aspects of debt and other contractual agreements that would have a material effect on the trial balances in the event of noncompliance.

     7. The Hotel has satisfactory title to all owned assets. All liens, encumbrances and security interests requiring disclosure in the trial balances have been properly disclosed.

     8. The receivables recorded in the trial balances represent the valid claims against guests for charges arising on or before the balance sheet date and are not subject to discount. These receivables have been appropriately reduced to their estimated net realizable value.

     9. Provision has been made to reduce excess or obsolete inventories to their estimated net realizable value.

     10. There are no material liabilities or gain or loss contingencies that are required to be accrued or disclosed by Statement of Financial Accounting Standards No. 5 that have not been accrued or disclosed. There are no unasserted claims or assessments that our legal counsel has advised us are probable of assertion and must be disclosed in accordance with that Statement.

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

     11. Commitments for future purchases are for quantities not in excess of anticipated requirements and at prices that will not result in loss. Provision has been made for any material loss to be sustained in the fulfillment of, or from the inability to fulfill, any sales commitments.

     12. We have no plans or intentions that may materially affect the carrying value or classification or assets and liabilities.

     13. The following have been properly recorded or disclosed in the trial balances [IF NONE, INCLUDE UNDER A SEPARATE ITEM WITH THE INTRODUCTION "THERE ARE NO..."]:

          a. Related-party transactions and related amounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees.

               (We understand the term "related party" to include those entities described in Statement of Financial Accounting Standards No. 57.)

          b. Capital stock repurchase options or agreements or capital stock reserved for options, warrants, conversions, or other requirements.

          c. Arrangements with financial institutions involving compensating balances, arrangements involving restrictions on cash balances and lines of credit, or similar arrangements.

          d. Financial instruments with off-balance-sheet risk and financial instruments with concentrations of credit risk.

          e. Guarantees, whether written or oral, under which the Hotel is contingently liable to a bank or other lending institution.

          f. Estimates for which both (a) it is at least reasonably possible that the estimates will change in the near future (i.e., within one year from the date of the trial balances) due to one or more future confirming events, and (b) the effect of the change would be material to the trial balances.

          g. Concentrations that make the entity vulnerable to the risk of a near term severe impact and for which it is at least reasonably possible that events that could cause the severe impact will occur in the near term. For the purpose of this letter, a "severe impact" is a significant financially disruptive effect on the normal functioning of the entity.

[ADD SPECIAL-PURPOSE REPRESENTATIONS THAT MAY BE REQUIRED IN THIS LETTER IN CERTAIN CIRCUMSTANCES, E.G., A STATEMENT THAT A VALUATION ALLOWANCE AGAINST DEFERRED TAX ASSETS ARISING AFTER THE BALANCE SHEET DATE REPRESENTS MANAGEMENT'S BEST ESTIMATE BASED ON THE WEIGHT OF AVAILABLE EVIDENCE AS PRESCRIBED IN FAS 109 OR A POSITIVE STATEMENT THAT NO SUCH ALLOWANCE IS NECESSARY. SEE OTHER EXAMPLES AT ASM 300.]

No events have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in, the trial balances.

                                    ____________________________________________
                                    [Name and title of chief executive officer]


                                    ____________________________________________
                                    [Name and title of chief financial officer]

                                      E-4